Exhibit 10.20(b)
Pages where confidential treatment has been requested are stamped:
“Confidential treatment has been requested.
Redacted material has been separately filed with the Commission.”
All redacted material has been marked by the symbol: [***].
Exhibit 10.20(b) —
Exhibits and Schedules to Loan Agreement between Bonstores Realty One, LLP and Bank of America, N.A.

EXHIBIT A
Form of Tenant Estoppel Certificate
Exhibit A-1

Date: As of March 6, 2006
ESTOPPEL CERTIFICATE
     This Certificate is given to BANK OF AMERICA, N.A. (together with successors and assigns, collectively, the “Lender”) and BONSTORES REALTY ONE, LLC, a Delaware limited liability company (“Landlord”), by HERBERGER’S DEPARTMENT STORES, LLC, a Minnesota limited liability company (“Tenant”), with the understanding that the Lender and Landlord and their respective counsel will rely on this Certificate in connection with a proposed mortgage loan (the “Loan”) on West Acres Mall, Fargo, North Dakota 58103 (the “Property”).
Tenant hereby certifies as follows:
1. The undersigned is the Tenant under that certain Lease dated as of March 6, 2006 (the “Lease”) executed by Landlord, as landlord and Tenant, as tenant. A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease.
2. Tenant’s Lease terms: the expiration date of the term of the Lease is April 30, 2021; the current fixed annual minimum rent is $740,588.00, payable monthly in arrears on the last Business Day of each calendar month; the first payment of $51,841.16 is due on March 6, 2006; the next rent payment of $61,715.67 is due on April 30, 2006; no rent has been prepaid except for the current month; Tenant agrees not to pay rent more than one month in advance; rent payments begin on March 6, 2006; the fixed annual minimum rent is subject to rental increases as set forth in the Lease; and Tenant has paid a security deposit of $-0-.
3. Tenant does not have any right or option to renew or extend the term of the Lease, or to expand into any additional space, or to terminate the Lease in whole or in part prior to the expiration of the term, or to purchase all or any part of the Property.
4. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.
5. Tenant has unconditionally accepted the Property and is satisfied with all the work done by and required of Landlord; Tenant has taken possession and is in occupancy of the Property and is open for business; rent payments have commenced, all tenant improvements in the Property have been completed by Landlord; and as of the date hereof Tenant is not aware of any defect in the Property which Landlord is obligated to repair.
6. All obligations of Landlord under the Lease have been performed, and Landlord is not in default under the Lease. There are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord.

7. Tenant is not in default under the Lease. The Tenant has not assigned, transferred or encumbered its interest in the Lease and Tenant has not entered into any sublease or other occupancy agreement with respect to the Property except as permitted under the Lease and any such subleases comply with the provisions of the Landlord’s loan agreement with Lender. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened. There are no proceedings, pending or threatened, against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if any such proceedings are pending or threatened to said signer’s knowledge, specifying and describing the same.
8. Tenant is authorized and registered to do business in the state where the Leased Property is located.
9. Tenant hereby represents and warrants that it and every Person affiliated with Tenant or that to Tenant’s knowledge has an economic interest in Tenant is (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (the “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Landlord or Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Tenant covenants and agrees that in the event Tenant receives any notice that Tenant (or any of its beneficial owners or affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Tenant shall immediately notify Landlord and Lender. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively, the “Patriot Act”) and are incorporated into this paragraph 9.

     The term “Lender” as used herein includes any successor or assign of the named Lender and the term “Landlord” as used herein includes any successor or assign of the named Landlord. The person executing this Estoppel Certificate is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.
[SIGNATURES APPEAR IMMEDIATELY ON FOLLOWING PAGE]

(signature page to Estoppel Certificate)
     Executed as of the date first set forth hereinabove.

TENANT: a corporation [or limited liability company]
By:
Name:
Title:

EXHIBIT B
Borrower Equity Ownership Structure

Exhibit B-1

Mortgage Loan Facility
Special Purpose Entity Structure Chart

EXHIBIT C
Nonconsolidation Opinion

Exhibit C-1

March 6, 2006
To The Parties Identified on Schedule A
Re:	Loan Identified in Schedule A Made by the Lender Identified in Schedule A to the Borrower Identified in Schedule A and Secured by the Properties Identified in Schedule B
Gentlepersons:
     We have acted as counsel to the Borrower in connection with the Loan. The Loan is to be evidenced by a Promissory Note and secured by mortgages on the real property identified in Schedule B.
     The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Department Stores”), is, concurrently with closing of the Loan, acquiring all of the equity interests of Herberger’s Department Stores, LLC, a Minnesota limited liability company (“Herberger’s”), and Parisian Inc., an Alabama corporation (“Parisian”). Parisian owns all the equity interests of McRae’s, Inc. (“McRae’s”), McRIL, LLC (“McRIL”), and Saks Distribution Centers, Inc. (“Distribution Center”). Herberger’s, Parisian, McRae’s and McRIL each own one or more parcels of real property on which they operate a department store. Distribution Center owns a parcel of real estate on which it operates a distribution center. The Elder-Beerman Stores Corp (“Elder-Beerman”) owns two parcels of real property on which it operates department stores. The real estate that is being transferred to the Borrower is collectively referred to as the “Properties.” Immediately prior to the closing date, each of the Properties were owned by Herberger’s, Parisian, McRae, or McRIL, Distribution Center or Elder-Beerman (collectively, the “Former Owners”).
     We have been advised that on the closing date each Former Owner contributed its respective Properties to the Borrower in return for a membership interest in the Borrower (the “Membership Interest”) that is proportionate to the fair market value of such Properties. Thereafter: (a) each of McRae’s and McRIL and the Distribution Center dividended to Parisian the Membership Interest it owns; (b) Parisian and Herberger’s dividended the Membership Interest each owns and the Membership Interest referred to in the immediately preceding clause to Department Stores; (c) Elder-Beerman dividended the Membership Interest it owns to Department Stores; (d) Department Stores contributed all of the Membership Interest referred to above in this paragraph to Bonstores Holdings One, LLC (“Holdings”); and (e) Borrower has entered into leases (“Leases”) with each entity which originally owned that Property (collectively, “Tenants”) pursuant to triple net leases. As a result of the foregoing, each Former Owner has deeded its Properties to the Borrower. Both Borrower and the Tenants are indirect, wholly-owned subsidiaries of The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Bon-Ton Stores”).
     Bonstores Holdings One, LLC, a Delaware limited liability company (“Holdings”), will be the Borrower’s sole member. Department Stores is Holdings’ sole member. The Bon-Ton Corp., a Delaware corporation (the “Bon-Ton Corp.”), is the sole shareholder of Department

To The Parties Identified on Schedule A
March 6, 2006

Stores. Bon-Ton Stores is the sole shareholder of Bon-Ton Corp. Holdings, Department Stores, Bon-Ton Corp., Bon-Ton Stores and Tenants are jointly referred to as the “Opinion Parties”.
     You have requested our opinion as to whether in a competently presented and argued case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), in which any one or more of the Opinion Parties was the debtor, a bankruptcy court would disregard the separate existence of the Borrower so as to order the substantive consolidation of the assets and liabilities of the Borrower with those of any one or more of the Opinion Parties.
     We have reviewed such documents as we deem necessary to render this opinion, including the organization documents listed on Exhibit “A” attached hereto and the loan documents listed on Exhibit “B” attached hereto.
ASSUMPTIONS OF FACT
     In rendering this opinion, all assumptions have been made without investigation or confirmation of the facts referred to herein, other than as set forth in the preceding paragraph. We assume that the facts set forth herein which have been certified by an authorized representative of the Borrower in the Certificate attached hereto as Exhibit “C” are, and will continue to be, true at all relevant times in all respects material to this opinion.
     In rendering this opinion, we have assumed the following in all respects material to this opinion: (1) the due authorization, execution and delivery of the organization documents listed on Exhibit “A,” the loan documents listed on Exhibit “B” and any other instruments or documents executed for purposes of consummating the transaction evidenced by the loan documents; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the original documents of all documents submitted to us as copies; (4) the genuineness of all signatures on all documents submitted to us; (5) that, at the time of execution and delivery of the organization documents listed on Exhibit “C” and the loan documents listed on Exhibit “B” and consummation of the transactions evidenced thereby, the Borrower is solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business, and will not be rendered insolvent by the execution and delivery of the loan documents, or by the consummation of the transactions evidenced thereby; and (6) that on or prior to the date hereof, no petition in bankruptcy has been filed (or similar insolvency proceeding commenced) by or against the Borrower.
     For purposes of this opinion, we have relied on the accuracy of, and compliance by the Borrower in all respects material to its separateness with all of the Borrower’s representations and warranties and covenants to perform its obligations in the future in accordance with (a) the terms of the organization documents listed on Exhibit “A,” the loan documents listed on Exhibit “B” and any other instruments executed in connection therewith, and (b) the Certificate attached hereto as Exhibit “C.” We have also relied on the accuracy of the assumptions set forth herein. All of the facts that are set forth herein with respect to the Borrower are qualified in their entirety by our acknowledgement that we are assuming such facts only to the extent that they are material to the separateness of the Borrower.

To The Parties Identified on Schedule A
March 6, 2006

     We understand such facts to be as follows:
     Organization. The Borrower is a newly formed, special purpose, limited liability company duly organized and validly existing under the laws of the State of Delaware.
     Existence. The Borrower maintains, at all times has maintained, and will maintain, its existence and its good standing under the laws of the State of Delaware. The Borrower has not engaged in any fraudulent activity. The Borrower was not established for the purpose of perpetrating a fraud.
     Ownership. After closing of the Loan, Holdings will hold the 100% equity interest in the Borrower. Department Stores holds, and at all times has held, the 100% equity interest in Holdings and is the direct or indirect parent of each Tenant. Department Stores holds significant assets other than its indirect equity interest in Borrower.
     Limited Activities. The Borrower’s sole business is to engage in the following activities:
(i)	to acquire, own, hold, lease, operate, manage, maintain, develop and improve, certain of the real property described in the Loan Documents (the “Property”);

(ii)	to enter into and perform its obligations under the Loan Documents;

(iii)	to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and

(iv)	to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.
     Procedures Observed. The Borrower observes, at all times has observed, and will observe, all procedures required by its Limited Liability Company Agreement dated March 6, 2006, and the laws of the State of Delaware, in each case insofar as they pertain to separateness.
     Management of the Borrower. The business and affairs of the Borrower are, at all times have been, and will be, managed solely by its Board of Directors. The Borrower ensures, at all times has ensured, and will ensure, that its Board of Directors duly authorizes all of the Borrower’s actions to the extent required by the LLC Agreement. The Borrower may not commence a voluntary bankruptcy case without the prior unanimous written consent of Holdings and the Borrower’s Board of Directors, including the Independent Directors (as discussed in the Independent Director section below).
     Management of the Property. The Properties are leased under “triple net leases” to Tenants which are related parties which leases have terms and conditions similar to those by

To The Parties Identified on Schedule A
March 6, 2006

which Department Stores leases properties from unrelated third parties. Cushman & Wakefield of Illinois, Inc. (“Appraiser”) has opined as to these matters.
     Independent Director. The LLC Agreement provides that so long as any obligation of the Borrower to the Lender is outstanding, the Borrower shall not take any material action without the affirmative vote of two “Independent Directors,” as defined in the LLC Agreement.
     Records. The Borrower maintains, at all times has maintained, and will maintain, its financial statements, books and records, and bank accounts separate and apart from those of the Opinion Parties. If its financial statements are consolidated, the Borrower will cause the financial statements to contain footnotes disclosing that the Properties are actually owned by the Borrower.
     Identifiable Assets. The Borrower’s funds and other assets are, at all times have been, and will be, identifiable, and are not, have never been, and will not be, commingled with those of the Opinion Parties. The Borrower maintains, at all times has maintained, and will maintain, bank accounts separate and apart from those of the Opinion Parties.
     Capitalization. The Borrower is, at all times has been, and intends to remain, solvent, and maintains, at all times has maintained, and intends to continue to maintain, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated operations. Notwithstanding anything herein to the contrary, we do not assume that the Borrower will remain solvent in the future, remain adequately capitalized, will be able to pay its obligations as they become due, or will not become a debtor under the Bankruptcy Code.
     Expenses. The Borrower pays, at all times has paid, and will pay, from its own funds and assets (to the extent such assets are available) all obligations and indebtedness incurred by it. The Borrower allocates, at all times has allocated, and will allocate, fairly and reasonably any overhead for shared office space and services performed by any employee of an affiliate.
     Conduct. The Borrower conducts, at all times has conducted, and will conduct, its business solely in its own name so as not to mislead others as to its individual identity. Without limiting the generality of the foregoing, all stationery, invoices and checks of the Borrower are, at all times have been, and will continue to be, solely in the name of the Borrower. The Borrower will file its own tax returns, if any, as may be required under applicable law. None of the Borrower’s assets are, at any time have been, or will be, held out to be available to satisfy obligations of any of the Opinion Parties. The Borrower does not identify, has never identified, and will not identify, itself or refer to itself as a division or department of any of the Opinion Parties. None of the Opinion Parties has engaged, or will engage, in any type of fraudulent activity with respect to the Borrower. The Borrower does not engage, has never engaged, and will not engage, in any type of fraudulent activity.
     Guarantees. There are no, have never been any, and will be no, guarantees made by the Borrower with respect to obligations of any of the Opinion Parties. There are no, have never

To The Parties Identified on Schedule A
March 6, 2006

been any, and will be no, guarantees made by any of the Opinion Parties with respect to obligations of the Borrower, except that Holdings provides an Exceptions to Non-Recourse Guaranty (the “Non-Recourse Guarantee”). Bon-Ton Stores guarantees the Tenants’ obligations to the Borrower under the Leases (the “Lease Guaranty” and collectively with the Non-Recourse Guaranty, the “Guarantees”).
     Reliance by Others. The Borrower acts, at all times has acted, and will act, solely in its own name, and through its duly authorized member, officers or agents in the conduct of its business. The Borrower does not, has never, and will not: (a) hold itself out as having agreed to pay or become liable for the debts of any of the Opinion Parties, or knowingly permit any of the Opinion Parties to hold itself out as having agreed to pay or become liable for its debts except for the Guarantees; (b) fail to correct any known misrepresentation with respect to the foregoing; (c) operate or purport to operate as an integrated, single, economic unit with any of the Opinion Parties; (d) with the possible exception of the Guarantees, which we analyze below in the Discussion Section, seek or obtain credit or incur any obligation to any third party based upon the assets of any of the Opinion Parties; or (e) with the possible exception of the Guarantees, which we analyze below in the Discussion Section, induce any third party to rely on the creditworthiness of any of the Opinion Parties. None of the Opinion Parties do or will: (a) hold itself out as having agreed to pay or become liable for the debts of the Borrower except with respect to the Non-Recourse Guaranty; (b) operate as an integrated, single, economic unit with the Borrower; or (c) seek to obtain or incur any obligation to any third party based upon the assets of the Borrower.
     Arm’s Length. The Borrower maintains, at all times has maintained, and will maintain, a commercially reasonable and, except for capital contributions and distributions, arm’s length relationship with the Opinion Parties.
     Disclosure of the Transactions. The accounting records of the Borrower disclose, at all times have disclosed, and will disclose, the effects of transactions in accordance with generally accepted accounting principles. In particular, the books, records, financial statements and bank accounts of the Borrower reflect, at all times have reflected, and will reflect, its separate assets and liabilities. None of the accounting records for the Borrower state, have ever stated, or will state, that the assets of any of the Opinion Parties are available to pay the claims of creditors of the Borrower except with respect to the Guarantees.
     Reliance. The Lender reasonably relied on the separateness of the Borrower in making the Loan. The Lender would be prejudiced by the substantive consolidation of the Borrower with any one or more of the Opinion Parties. A party in interest (which might be the Lender) will object to any action to consolidate the Borrower with any one or more of the Opinion Parties.
DISCUSSION
     A. General Principles

To The Parties Identified on Schedule A
March 6, 2006

     Substantive consolidation sounds exclusively in equity. In re Owens Corning, 419 F.3d 195, 205 (3d Cir. 2005), amended, 2005 U.S. App. LEXIS 18043 (3d Cir., August 23, 2005). Its sole purpose is to ensure the equitable treatment of all creditors, not a particular plaintiff. Federal Deposit Insurance Corp. v. Colonial Realty Co., 966 F.2d 57, 61 (2d Cir. 1992); In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518 (2d Cir. 1988); In re Cooper. 147 B.R. 678, 683-84 (Bankr. D.N.J. 1992). As a result, substantive consolidation does not require a finding of fraud or an intent to hinder or delay creditors, but merely that consolidation would be more equitable to all parties under the circumstances. See, In re Munford, Inc., 115 B.R. 390 (Bankr. N.D. Ga. 1990); In re Tureaud, 45 B.R. 658 (Bankr. N.D. Okla. 1985), aff’d, 59 B.R. 973 (N.D. Okla. 1986).
     Substantive consolidation is a judicially created doctrine arising from the general equitable powers granted to the bankruptcy court. In re Reider, 31 F.3d 1102, 1105 (11th Cir. 1994); Federal Deposit Insurance Corp. v. Colonial Realty Co., 966 F.2d 57, 59 (2d Cir. 1992); In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988); In re Auto-Train Corp., 810 F.2d 270, 276 (D.C. Cir. 1987); but see, Bankruptcy Code § 1123(a)(5) (permits consolidation to implement a plan of reorganization). Under the doctrine of substantive consolidation, a bankruptcy court may, if appropriate circumstances are determined to exist, consolidate the assets and liabilities of different entities by merging the assets and liabilities of an entity affiliated with the debtor into the debtor’s estate and treating the related entities as a single consolidated entity for the purpose of the bankruptcy case.
It involves pooling of the assets and liabilities of two or more related entities; the liabilities of the entities involved are then satisfied from the common pool of assets created by consolidation.... In addition, substantive consolidation eliminates the inter-corporate liabilities of the consolidated entities.
Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245, 248 (11th Cir. 1991). See also, Federal Deposit Insurance Corp. v. Colonial Realty Co., 966 F.2d 57, 58-59 (2d Cir. 1992).
     Substantive consolidation of a debtor and a non-debtor may be possible, but should occur only in unusual circumstances. In re Julien Co., 120 B.R. 930 (Bankr. W.D. Tenn. 1990); 2 Collier on Bankruptcy ¶105.09[1][d] at 105-88 (15th ed. rev’d. 1998).
     Consolidation is to be invoked sparingly because of the possibility of unfair treatment of creditors. In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005), amended, 2005 U.S. App. LEXIS 18043 (3d Cir., August 23, 2005); Federal Deposit Insurance Corp. v. Colonial Realty Co., 966 F.2d 57, 61 (2d Cir. 1992):
Only through a searching review of the records on a case-by-case basis, can a court insure that substantive consolidation effects its sole aim: fairness to all creditors.

To The Parties Identified on Schedule A
March 6, 2006

     While most courts adhere to this principle, some courts note a liberal trend toward allowing substantive consolidation which has its genesis in the increased judicial recognition of the widespread use of interrelated corporate structures by subsidiary corporations operating under a parent entity’s corporate umbrella for tax and business purposes. See e.g., Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245, 248-49 (11th Cir. 1991). Contra, In re Owens Corning, 419 F.3d 195, 209 n.15 (3d Cir. 2005), as amended 2005 U.S. App. LEXIS 18043 (3d Cir., August 23, 2005).
     Given that the power to order substantive consolidation derives from the equitable jurisdiction of the bankruptcy court, there is no one set of elements which establish or mandate consolidation in every instance. Case law is only a general guide to the potential applicability of this doctrine in any particular instance since decisions are made on a case-by-case basis which reflect the court’s analysis of the particular factual circumstances. Cases which authorize substantive consolidation generally contain one or more of the following elements: creditors dealt with related entities as a single economic unit, external confusion, internal ignoring or blurring of entity separation, or necessity for reorganization.
     Three differing rationales have been adopted by the circuit courts:
     (1) Eastgroup/Auto -Train
     In Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991), the Eleventh Circuit affirmed an order of the bankruptcy court consolidating two debtors’ cases. The debtors were commonly owned, had the same employees which were paid by one of the debtors to perform services for both, operated out of the same office, funds were transferred between the entities, one entity paid at least one debt of another, written agreements between the parties were not followed and at least one creditor was confused as to which company it did business with.
     The Eleventh Circuit and the District of Columbia Circuit have adopted a three part test, each part of which must be met, to determine whether to grant a motion for substantive consolidation. The proponent of substantive consolidation must show (i) there is substantial identity between the entities to be consolidated, (ii) consolidation is necessary to avoid some harm or to realize some benefit, and (iii) if a creditor objects and demonstrates that it relied on the separate credit of one of the entities and that it will be prejudiced by the consolidation, then the court may order consolidation only if it determines that the demonstrated benefits of consolidation “heavily” outweigh the harm. The factors which would be considered are:
(a)	the presence or absence of consolidated financial statements;

(b)	the unity of interests and ownership in various corporate entities;

(c)	the existence of parent and intercorporate guarantees on loans;

(d)	the degree of difficulty in segregating and ascertaining individual assets and liabilities;

To The Parties Identified on Schedule A
March 6, 2006

(e)	the existence of transfers of assets without formal observance of corporate formalities;

(f)	the commingling of assets and business functions; and

(g)	the profitability of consolidation at a single physical location.
Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245, 249 (11th Cir. 1991).
(2)	Augie/Restivo
     In In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518-19 (2d Cir. 1988), the court said:
... creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of that loan. Such lenders structure their loans according to their expectations regarding that borrower and do not anticipate either having the assets of a more sound company available in the case of insolvency or having the creditors of a less sound debtor compete for the borrower’s assets. Such expectations create significant equities. Moreover, lenders’ expectations are central to the calculation of interest rates and other terms of loans, and fulfilling those expectations is therefore important to the efficiency of credit markets. Such efficiency will be undermined by imposing substantive consolidation in circumstances in which creditors believe they were dealing with separate entities.
     The Second Circuit adopted a test for substantive consolidation which requires one of two alternate grounds be present. In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515 (2d Cir. 1988); Federal Deposit Insurance Corp. v. Colonial Realty Co., 966 F.2d 57 (2d Cir. 1992). This test requires that either (i) creditors dealt with the entities as a single unit and did not rely on their separate identity in extending credit, or (ii) the affairs of a debtor are so entangled that consolidation will benefit all creditors because untangling is either impossible or so costly as to consume the assets. In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518-19 (2d Cir. 1988).
     The Ninth Circuit adopted the Second Circuit’s approach. In re Bonham, 229 F.3d 750 (9th Cir. 2000). The court affirmed the bankruptcy court order substantively consolidating two non-debtor corporations with the bankruptcy estate of an individual chapter 7 debtor nunc pro tunc to the filing date of the involuntary chapter 7 petition. The individual debtor had constructed a Ponzi scheme. The chapter 7 trustee filed adversary proceedings against investors in the non-debtor corporations to avoid fraudulent transfers. Substantive consolidation assured that overcompensated initial investors shared in the losses suffered by subsequent investors.

To The Parties Identified on Schedule A
March 6, 2006

     This case illustrates another use of substantive consolidation: to revive otherwise time barred causes of action held by a non-debtor entity where prosecution of such actions would tend to enhance the overall value of the consolidated estate. In Bonham, objectors argued against consolidation because the Bankruptcy Rules of Procedure would have preserved, for the benefit of the consolidated estate, an otherwise time barred fraudulent transfer action against the objectors. The Bonham court, in ordering consolidation, noted that one consideration must be “the harm to the entity which is being substantively consolidated” if consolidation is not ordered. 229 F.3d at 767. If the estates would not have been consolidated, the non-debtor would have lost fraudulent transfer causes of action against those objecting to consolidation, which would have prejudiced the rights of other general creditors who were not alleged recipients of fraudulent transfers.
     The Bonham case is illustrative of a trend to order consolidation when failure to do so would reward insiders, former insiders, or holders of equity interests in one or more of the debtor entities to the detriment of creditors. See also In re Permian Producers Drilling, Inc., 263 B.R. 510, 519 (W.D. Tex. 2000) (ordering substantive consolidation where the only person harmed would be an equity holder who, in the absence of consolidation “would receive a substantial distribution on his claim, which is based on his equity investment,” while unsecured creditors would receive less); In re Affiliated Foods, Inc., 249 B.R. 770, 776 (W.D. Mo. 2000) (substantive consolidation proper when “it will benefit the debtors’ estates without betraying legitimate expectations of the debtors and their respective creditors” (emphasis added)). However, these cases do not appear to stand for the broader proposition that substantive consolidation is proper solely to prevent an apparently “unfair” return to an insider of the debtor or an affiliate. Instead, substantive consolidation was approved where the courts also found evidence of excessive entanglement among the entities to be consolidated and, finding a benefit to general unsecured creditors, ordered substantive consolidation. These cases demonstrate application of the Augie/Restivo and Auto-Train analysis and a weighing of the applicable factors, but refine the analysis by distinguishing between true unsecured creditors and those who are really just equity holders
     (3)   Owens Corning
     In the most recent Circuit Court decision to consider the issue, the Third Circuit set forth the following requirements for substantive consolidation:
In our Court what must be proven (absent consent) concerning the entities for whom substantive consolidation is sought is that (i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.

Proponents of substantive consolidation have the burden of showing one or the other rationale for consolidation. . . . A prima

To The Parties Identified on Schedule A
March 6, 2006

facie case for it typically exists when, based on the parties’ prepetition dealings, a proponent proves corporate disregard creating contractual expectations of creditors that they were dealing with debtors as one indistinguishable entity. . . . Proponents who are creditors must also show that, in their prepetition course of dealing, they actually and reasonably relied on debtors’ supposed unity. . . . Creditor opponents of consolidation can nonetheless defeat a prima facie showing under the first rationale if they can prove they are adversely affected and actually relied on debtors’ separate existence.
419 F.3d at 211-12.
     The Court explained further:
. . . commingling justifies consolidation only when separately accounting for the assets and liabilities of the distinct entities will reduce the recovery of every creditor — that is, when every creditor will benefit from the consolidation. Moreover, the benefit to creditors should be from cost savings that make assets available rather than from the shifting of assets to benefit one group of creditors at the expense of another. Mere benefit to some creditors, or administrative benefit to the Court, falls far short.
419 F.3d at 214.
Neither the impossibility of perfection in untangling the affairs of the entities nor the likelihood of some inaccuracies in efforts to do so is sufficient to justify consolidation.
Id.
(4)	Illustrative Cases
     In In re Giller, 962 F.2d 796 (8th Cir. 1992), the court affirmed an order substantively consolidating the bankruptcy cases of six corporations. The court stated that the factors to consider when deciding whether substantive consolidation is appropriate include: (1) the necessity of consolidation due to the interrelationship among the debtors; (2) whether the benefits of consolidation outweigh the harm to creditors; and (3) prejudice resulting from not consolidating the debtor.
     In that case one of the debtors financed the other debtors, but no regular repayment schedule had been established. All the debtors had headquarters in a building owned by one of the debtors, but none paid rent. At least one of the debtors used its assets to secure loans of another debtor. Employees hired by two of the debtors performed uncompensated services for all of the debtors.

To The Parties Identified on Schedule A
March 6, 2006

     In In re Drexel Burnham Lambert Group, Inc., 138 B.R. 723 (Bankr. S.D.N.Y. 1992), the court consolidated some of the Drexel subsidiaries. The court found that Drexel Burnham Lambert was a single enterprise operating through its many corporate subsidiaries. It applied the Augie/Restivo tests and evaluated them within the larger context of balancing the prejudice resulting from the proposed consolidation against the effect of preserving separate debtor entities. Since there was no reliance on the credit of any of the subsidiaries and no prejudice arising from substantive consolidation, the court granted it.
     In In re Standard Brands Paint Co., 154 B.R. 563 (Bankr. C.D. Calif. 1993), the bankruptcy court discussed the D.C. Circuit test and the Second Circuit test. According to the court both the D.C. Circuit and Second Circuit tests require comparing benefits of consolidation with any harm to be caused by consolidation. 154 B.R. at 571. In Standard Brands, the debtor’s plan of reorganization required substantive consolidation of five debtors’ estates. Without substantive consolidation a single plan for the five debtors would probably not be possible. Granting the motion for substantive consolidation removed the last impediment to confirming a consensual plan. The court inferred a lack of harm from the fact that no party in interest objected to substantive consolidation in the form moved for by the debtors.
     Although the five debtors held themselves out as a single consolidated unit and did their financial reporting on a consolidated basis, the debtors’ records were not entangled. The debtors had audited financial accounting records from which the transactions of parent and subsidiaries could be sorted out. However, the debtors functioned as a consolidated entity and there were multiple interdebtor guarantees and interdebtor debts. Creditors could not have relied on the separate identity of the subsidiaries or parent in extending credit to them. The court said that in a functional sense the affairs of all five debtors were so entangled that consolidation would benefit all creditors, because the effect/validity of all of these intercompany debts and guarantees would not have to be sorted out by the parties or court.
     In In re Eagle-Picher Industries, Inc., 192 B.R. 903 (Bankr. S.D. Oh. 1996), the court held that substantive consolidation of two chapter 11 cases was warranted given the substantial identity existing between the chapter 11 debtor and its incorporated divisions, the need to consolidate in order to avoid upsetting a carefully negotiated plan and the lack of prejudice to objecting creditors because they had purchased their claims and had not relied on the separate credit of one of the divisions. The court said that prejudice alone is insufficient to defeat substantive consolidation. 192 B.R. at 908.
     The court described the tests for substantive consolidation as follows:
From these precepts, two similar but not identical tests have evolved for assessing the propriety of substantive consolidation in the corporate context. See In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515 (2d Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270 (D.C. Cir. 1987). This Circuit adopted the D.C. Circuit’s approach in Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245 (11th Cir. 1991). In

To The Parties Identified on Schedule A
March 6, 2006

Eastgroup Properties, this Circuit set forth the following analysis for governing substantive consolidation of corporate entities. Pursuant to the general equitable power conferred by section 105 [footnote omitted] of the Bankruptcy Code, a court may order substantive consolidation of corporate entities upon an evaluation of “whether ‘the economic prejudice of continued debtor separateness’ outweighs the economic prejudice of consolidation.’” 935 F.2d at 249 (quoting In re Snider Bros., Inc., 18 B.R. 230, 234 (Bankr. D. Mass. 1982). A court accordingly must analyze “whether ‘consolidation yields benefits offsetting the harm it inflicts on objecting parties,’” Id. (quoting Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.). 810 F.2d 270, 276 (D.C. Cir. 1987)). Under this analysis, the proponent of a motion for substantive consolidation must demonstrate: (1) there is substantial identity between the entities to be consolidated; and (2) consolidation is necessary to avoid some harm or to realize some benefit. 935 F.2d at 249. Upon this demonstration, a presumption arises “ ‘that creditors have not relied solely on the credit of one of the entities involved.’” Id. (quoting Matter of Llewellyn, 26 B.R. 246, 251-52 (Bankr. S.D. Iowa 1982)). Once the prima facie showing of substantial identity and harm or benefit is made, the burden shifts to an objecting creditor to show: (1) it has relied on the separate credit of one of the entities to be consolidated; and (2) it will be prejudiced by substantive consolidation. 935 F.2d at 249. [footnote omitted.]
The Second Circuit has adopted an alternative test in In re Augie/Restivo Co., Ltd., 860 F.2d 515 (2d Cir 1988). The inquiry focuses on two factors: (1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; or (2) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. 860 F.2d at 518. The presence of either factor justifies substantive consolidation. The Second Circuit recently reaffirmed this test in the 1992 case of FDIC v. Colonial Realty Co., 966 F.2d 57, 61 (2d Cir. 1992).
192 B.R. at 905.
     In the case of In re American Homepatient, Inc., 298 B.R. 152 (Bankr. M.D. Tenn. 2003), the court stated as follows:
The remedy of substantive consolidation was recognized by the Supreme Court as early as 1941. See Sampsell v. Imperial Paper & Color Corp., 313 U.S. 215, 61 S.Ct. 904, 85 L.Ed. 1293 (1941)

To The Parties Identified on Schedule A
March 6, 2006

(in upholding consolidation, noting that “power of the bankruptcy court to subordinate claims or to adjudicate equities arising out of the relationship between the several creditors is complete”). Moreover, its roots extend to at least as far back as the Bankruptcy Act of 1898, and nothing in the Bankruptcy Code or case law suggests that the remedy is not available today. In re Bonham, 229 F.3d 750, 765 (9th Cir. 2000) (“[E]ven though substantive consolidation was not codified in the statutory overhaul of bankruptcy law in 1978, the equitable power undoubtedly survived enactment of the Bankruptcy Code. No case has held to the contrary.”).
Substantive consolidation is employed in cases where the interrelationships of the debtors are hopelessly obscured and the time and expense necessary to attempt to unscramble them is so substantial as to threaten the realization of any net assets for all of the creditors.” Implicit in this decision is the conclusion that the benefit — protection of the possible realization of any recovery for the majority of unsecured creditors — outweighs the potential harm to any particular creditor. Id. Thus, when substantive consolidation is ordered, there is, in effect, a determination that the circumstances of the cases warrant consolidation and that the best interests of the unsecured creditors are served by joining the assets and liabilities of two or more debtors.
Those reasons included: (1) all of the company’s cash is concentrated on the parent level which in turn pays all amounts due to the company’s creditors; (2) the officers and directors of the subsidiaries are the same; (3) all subsidiaries are fully owned; (4) all contracts are entered into at the parent level; (5) all employees are hired and paid at the parent level; (6) financial tax statements and tax returns are done on a consolidated basis; (7) the senior secured debt holders named only the parent company as obligor on the credit facility (with subsidiaries as guarantors); (8) the senior secured debt holders required only consolidated reporting in the past; and (9) substantive consolidation is consistent with the overall business operations of the debtor.
298 B.R. at 165.
     The United States Supreme Court reiterated that a parent corporation is not liable for the acts of its subsidiaries and refused to impose CERCLA liability on a parent for the acts of its subsidiary because it exercised the control which stock ownership gives to stockholders. United States v. Bestfoods, 524 U.S. 51 (1998).

To The Parties Identified on Schedule A
March 6, 2006

     B. Application of Principles
     Under the Eastgroup/Auto-Train analysis discussed above, three of the factors to be considered in determining whether to grant a motion for substantive consolidation do not support consolidation. These are the ease in segregating and ascertaining individual assets and liabilities, the observance of corporate formalities in connection with any transfers of assets, and the lack of commingling of assets and business functions. Because the Non-Recourse Guaranty by Holdings is limited to typical non-recourse carve-outs, and is not intended to supply additional general credit for the Loan, the making of the Non-Recourse Guaranty in consideration of the Loan to the Borrower would not provide support for a proponent of substantive consolidation to make a showing that: (i) there is substantial identity between the Borrower and any of the Opinion Parties to be consolidated; (ii) that consolidation is necessary to avoid some harm or to realize some benefit; or (iii) if a creditor objects and demonstrates that it relied on the separate credit of the Borrower or of any of the Opinion Parties, and that it will be prejudiced by the consolidation, that consolidation would “heavily” outweigh the harm. The Lease Guaranty is in favor of the Borrower and is a guarantee of the obligations of the Tenants, not of the Borrower, and would not provide support for a proponent of substantive consolidation to make the showings set forth in the preceding sentence.
     To the extent that the Borrower’s financial statements are consolidated with another entity, such consolidated financial statement will contain a note indicating or otherwise making clear that the Borrower’s separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity. There is related ownership between the Borrower and the Opinion Parties. Consolidation at a single physical location is irrelevant in the case of a mortgage. Based upon these factors, and because the Borrower is, and at all times has been, observing all of its separateness covenants, there is not substantial identity between the entities to be consolidated nor is consolidation necessary to avoid harm or realize a benefit. Furthermore, the Lender relied on the separate credit of the Borrower and would be prejudiced by consolidation. If a creditor objects and demonstrates that it relied on the separate credit of the Borrower or any of the Opinion Parties, and that it will be prejudiced by the consolidation, a proponent of substantive consolidation will not be able to show that consolidation “heavily” outweighs the harm. Therefore, the benefits, if any, of consolidation in this case would not outweigh the harm to be caused.
     Under the Augie/Restivo analysis discussed above, the Lender dealt with the Borrower as a separate entity and relied on its separate identity in extending credit. Third party creditors of any of the Opinion Parties should not be able to argue successfully that they reasonably relied on the assets of the Borrower to satisfy obligations of any of the Opinion Parties. The financial and business affairs of the Borrower are, at all times have been, and will continue to be, segregated and readily distinguishable from those of any of the Opinion Parties. Thus, the assets and liabilities of any of the Opinion Parties, on the one hand, and of the Borrower, on the other hand, will be ascertainable in bankruptcy so as to preclude a valid assertion of financial entanglement as support for substantive consolidation.

To The Parties Identified on Schedule A
March 6, 2006

     Under the Owens Corning analysis discussed above, proponents of substantive consolidation who are creditors of the Borrower will be unable to show that in their prepetition dealings with the Borrower they actually and reasonably relied on the Borrower’s supposed unity with any of the Opinion Parties as the financial and business affairs of the Borrower are, at all times have been, and will continue to be, segregated and readily distinguishable from those of any of the Opinion Parties. To the contrary, the Borrower observes, at all times has observed, and will observe, all corporate formalities as they pertain to separateness, and the Lender specifically dealt with the Borrower as a separate entity from any of the Opinion Parties and relied on its separate identity in extending credit. Because the Borrower observes, at all times has observed, and will observe, all of its separateness covenants, creditors will be unable to prove that the Borrower disregarded separateness so significantly that the creditors relied on the breakdown of entity borders and treated the Borrower and any of the Opinion Parties as one legal entity. Also, because the Borrower’s assets and liabilities are, at all times have been, and will continue to be, segregated from the assets and liabilities of any of the Opinion Parties, proponents of substantive consolidation will be unable to prove that the Borrower’s postpetition assets and liabilities are so scrambled with those of any of the Opinion Parties that separating them would be prohibitive and hurt all creditors, including the Lender.
     Whether the analysis is done under the standards set out by Eastgroup/Auto-Train, Augie/Restivo, or Owens Corning, the separate existence of the Borrower from any of the Opinion Parties should not cause a court to order a substantive consolidation of the Borrower with any of the Opinion Parties.
     C. Opinion
     Based on the facts set forth above, and subject to the discussion contained herein and the reasoned analysis of analogous case law (although there is no precedent directly on point), notwithstanding that certain aspects of the law in this area remain unsettled as discussed above, in the event that any one or more of the Opinion Parties were to become a debtor in a case under the Bankruptcy Code, for the reasons set forth above, it is our opinion that regardless of which of the approaches or standards a court elected to follow, a court exercising reasonable judgment in applying the law to the assumed facts set forth herein in a competently presented and argued case under the Bankruptcy Code would not disregard the separate existence of the Borrower so as to order the substantive consolidation under the Bankruptcy Code and the decisional authority thereunder of the assets and liabilities of the Borrower with those of any one or more of the Opinion Parties.
     Our opinion is limited to the matters expressly set forth herein and to facts existing on the date hereof, or assumed to exist herein, and no opinion is to be implied or inferred beyond the matters expressly so stated. The opinion expressed herein is being delivered to you on the date hereof and based on the current published law. We assume no obligation to advise you of any changes of law or fact that may occur after this date notwithstanding that such changes may affect the legal analysis or conclusions contained herein.

To The Parties Identified on Schedule A
March 6, 2006

     We note that a court’s decision regarding matters upon which we render an opinion herein is based on the court’s own analysis and interpretation of the factual evidence before the court and of applicable legal principles. Consequently, this opinion is not a guaranty of what a particular court (including any appellate court) would hold, but instead is our opinion as to the decision a court exercising reasonable judgment would reach in applying existing legal rules to the facts after proper briefing and competent argument.
     Also, we note that legal opinions on bankruptcy law matters unavoidably have inherent limitations that generally do not exist in respect of other legal issues on which opinions to third parties are typically given. These inherent limitations exist primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which a bankruptcy court, purporting to exercise its equity powers, may subordinate other legal rights and policies (even though such a subordination would appear to be inconsistent with established legal claims and rights under applicable non-bankruptcy law and even though such equity powers arguably do not permit such a subordination), the potential relevance to the exercise of judicial discretion of future-arising facts and circumstances, and the nature of the bankruptcy process. The recipients of this opinion should take these limitations into account in analyzing the bankruptcy risks associated with the subject transaction.
     Our examination of law relevant to the matters covered by this opinion is limited to the bankruptcy law of the United States and the judicial decisions thereunder as such laws are presently interpreted by reported decisions and we express no opinion herein concerning any other law.
     This letter is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated. It may not be quoted or relied upon, in whole or in part, by, nor may copies be delivered to, any person other than the parties identified on Schedule A, the Lender’s successors and assigns as holder of interest in the Loan, a participant of the Loan and any nationally recognized statistical rating agency rating the securities backed by the Loan. It may not be used for any other purpose without our prior written consent.
Sincerely,
WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP
Schedule A — Definitions
Schedule B — Properties
Exhibit “A” — List of Organization Documents
Exhibit “B” — List of Loan Documents
Exhibit “C” — Certificate for the Borrower

Schedule A
Definitions

1.	“Borrower”:	Bonstores Realty One, LLC, a Delaware limited liability company

2.	“Lender”:	Bank of America, N.A.

3.	“Loan”:	That certain loan in the original principal amount of $130,000,000 from Lender to Borrower

4.	“Parties” to whom this opinion letter is addressed:	Bank of America, N.A.
214 North Tryon Street
Charlotte, North Carolina 28255

Cadwalader, Wickersham & Taft LLP
227 W. Trade Street, Suite 2400
Charlotte, North Carolina 28202

The statistical rating agency or agencies, if any, rating certificates representing the interests in the Note and related documents and the Lender(s) and servicer(s) in connection with such certificates, together with their respective successors and assigns.

Schedules B
Properties
3575 Maple Avenue, Zanesville, OH 43701
601 Promenade, Richmond, IN 47374
West Acres Mall, Fargo, ND 58103
1400 University Avenue, St. Paul, MN 55101
4800 Golf Road, Eau Claire, WI 54701
5580 Harvey Street, Muskegan, MI 49444
101 Bay Park Square, Ashwaubenon, WI 54034
3340 Mall Loop Road, Joliet, IL 60435
15875 West Bluemount, Brookfield, WI 53005
2400 North Mayfair Road, Wauwatosa, WI 53226
3 Fox Valley Center Drive, Aurora, IL 60505
4650 Shepard Trail, Rockford, IL 61103

Exhibit “A”
Organization Documents
1.	Limited Liability Company Agreement of Borrower dated as of March 6, 2006.
2.	Consent to Action in Lieu of Special Meeting of the Sole Member of Borrower dated as of March 6, 2006.
3.	First Amendment to Limited Liability Company Agreement of Borrower dated March 6, 2006.
4.	Contribution Agreement dated March 6, 2006 between The Bon-Ton Department Stores, Inc. and the Holdings.
5.	Certificate of Formation of the Borrower filed February 2, 2006.

Exhibit “B”
Loan Documents
1.	Promissory Note (the “Promissory Note”) made by Borrower to Lender in the principal amount of $130,000,000;

2.	Loan Agreement by and between Borrower and Lender and acknowledged by Holdings (the “Loan”);

3.	The following mortgages each given by Borrower in favor of Mortgage Electronic Recording Systems, Inc., as nominee for Lender for each Property:
(a)	Open-Ended Mortgage, Assignment of Leases and Rents and Security Agreement for the Property located at 3575 Maple Avenue, Zanesville, OH 43701;

(b)	Mortgage, Assignment of Leases and Rents and Security Agreement for Property located at 601 Promenade, Richmond, IN 47374;

(c)	Mortgage — Short Term Mortgage Redemption — Collateral Real Estate Mortgage — Assignment of Leases and Rents and Security Agreement for Property located at West Acres Mall, Fargo, ND 58103;

(d)	Mortgage, Assignment of Leases and Rents, Security Agreement, and Fixture Financing Statement for the Property located at 1400 University Avenue, St. Paul, MN 55101;

(e)	Mortgage and Security Agreement for the Property located at 4800 Golf Road, Eau Claire, WI 54701;

(f)	Mortgage and Security Agreement for the Property located at 5580 Harvey Street, Muskegan, MI 49444;

(g)	Mortgage and Security Agreement for the Property located at 101 Bay Park Square, Ashwaubenon, WI 54034;

(h)	Mortgage, Assignment of Leases and Rents and Security Agreement for Property located at 3340 Mall Loop Road, Joliet, IL 60435;

(i)	Mortgage and Security Agreement for the Property located at 15875 West Bluemont, Brookfield, WI 53005;

(j)	Mortgage and Security Agreement for the Property located at 2400 North Mayfair Road, Wauwatosa, WI 53226;

(k)	Mortgage, Assignment of Leases and Rents and Security Agreement for Property located at 3 Fox Valley Center Drive, Aurora, IL 60505; and

(l)	Mortgage, Assignment of Leases and Rents and Security Agreement for Property located at 4650 Shepard Trail, Rockford, IL 61103.
4.	Assignment of Agreements, Permits and Contracts given by Borrower to Lender as security for the Note and covering the Properties (collectively, the “Assignment Agreement”);
5.	Certificate and Agreement Regarding Property Management by Borrower;
6.	Environmental Indemnity Agreement by and between the Borrower and the Lender;
7.	Post-Closing Agreement by and between the Borrower and Lender;
8.	UCC Financing Statements naming Borrower, as debtor, and Lender, as secured party;
9.	The following Master Lease Agreements:
(a)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Herberger’s Department Stores, LLC, a Minnesota limited liability company, as tenant;

(b)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and McRae’s, Inc., a Mississippi corporation, as tenant;

(c)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and McRIL, LLC, a Virginia limited liability company, as tenant;

(d)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Parisian, Inc., an Alabama corporation, as tenant;

(e)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and Saks Distribution Centers, Inc., an Illinois corporation, as tenant; and

(f)	Master Lease dated as of March 6, 2006 between Bonstores Realty One, LLC, a Delaware limited liability company, as landlord, and The Elder-Beerman Stores, Corp., an Ohio corporation, as tenant.
10.	Lease Guaranties between Borrower and The Bon-Ton Department Store, Inc. with respect to each Master Lease; and
11.	Exceptions to Non-Recourse Guaranty by Holdings in favor of Lender.

Exhibit “C”
CERTIFICATE FOR BONSTORES [      ], LLC
     The undersigned, by and for himself as a duly authorized representative of BONSTORES REALTY [____________], LLC, a Delaware limited liability company (the “Borrower”), hereby makes and delivers this Certificate in connection with the substantive non-consolidation opinion letter of Wolf, Block, Schorr and Solis-Cohen LLP dated ___, 2006 (the “Opinion), and certifies, to the best of his knowledge formed after due inquiry and review of the Opinion, that:
     I understand that Wolf, Block, Schorr and Solis-Cohen LLP is relying on this Certificate in connection with the making and delivery of the Opinion.
     1. The facts and assumptions regarding the Borrower contained in the section of the Opinion captioned “ASSUMPTIONS OF FACT” are true and correct in all material respects as of the date hereof.
     2. I have no reason to believe that any fact or assumption regarding the Borrower contained in the Opinion is untrue, inaccurate, incomplete or misleading in any material respect.
     3. The Borrower has executed no other organization documents other than those listed on Exhibit “A” attached to the Opinion.
     4. I am duly authorized to execute this Certificate on behalf of the Borrower.
Dated: ________, 2006

BONSTORES [______], LLC
By:

EXHIBIT D
Form of Assignment of Management Agreement

Exhibit D-1

EXHIBIT D
FORM OF
ASSIGNMENT OF MANAGEMENT AGREEMENT AND CONSENT OF MANAGER
          THIS ASSIGNMENT OF MANAGEMENT AGREEMENT AND CONSENT OF MANAGER (this “Agreement”) is made as of the       day of                     , by [BONSTORES REALTY ONE, LLC] [BONSTORES REALTY TWO, LLC], a Delaware limited liability company (“Assignor), the borrower under the Loan (as defined herein), having an address at 2801 East Market Street, York, Pennsylvania 17402 to                                                              (together with its successors and/or assigns, the “Lender”), and is consented and agreed to by [                                        ], a [                                                             ] (“Manager”). All capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement (defined below).
RECITALS:
          I. WHEREAS, Borrower, by that certain promissory note, dated as of March 6, 2006 and given to Lender in the principal amount of $130,000,000 (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Note”), is indebted to Lender for a loan advanced pursuant to the Loan Agreement of even date with the Note between Borrower and Lender (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Loan Agreement”) (the indebtedness evidenced by the Note, together with such interest accrued thereon, shall collectively be referred to as the “Loan”);
          II. WHEREAS, the Loan is secured by, among other things, each Mortgage, Assignment of Leases and Rents and Security Agreement and each Deed of Trust, Assignment of Leases and Rents and Security Agreement executed by Borrower, dated as of the date of the Note (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, collectively, the “Security Instrument”), which in each case granted Lender a first lien on the property encumbered thereby including the Property (hereinafter defined);
          III. WHEREAS, Assignor and Manager entered into that certain Management Agreement dated as of [                    ] (as so amended and assigned, or further amended, modified, renewed, extended or substituted from time to time, the “Management Agreement”), a true and correct copy of which Management Agreement is attached hereto as Exhibit A. Pursuant to the terms of the Management Agreement, Assignor has employed Manager exclusively to supervise, direct and control the management and operation of the Property, and Manager is entitled to certain base and incentive management fees (the “Management Fees”) thereunder; and
          IV. WHEREAS, Lender requires as a condition to the Loan that Assignor assign all of its, right, title and interest in and to the Management Agreement to Lender and that Manager agree with Lender and Assignor as to certain matters more particularly described herein.

AGREEMENT
          NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
          1. Assignment of Management Agreement. As additional collateral security for the Loan, Assignor hereby conditionally transfers, sets over and assigns to Lender all of Assignor’s right, title and interest in and to the Management Agreement, said transfer and assignment to automatically become a present, unconditional assignment, at Lender’s option, upon the occurrence and during the continuance of an Event of Default. At all times during the term of the Loan, all portions of the Rents shall be handled and applied in accordance with the Loan Agreement.
          2. Manager’s Consent to Assignment.
               (a) Manager hereby acknowledges and agrees that (a) Manager hereby consents to the assignment of Assignor’s interest in the Management Agreement by Assignor to Lender as additional security for the Loan, and (b) notwithstanding anything to the contrary contained in the Management Agreement, (i) no such consent shall be required for the assignment and transfer of the Management Agreement to Lender or its nominee in connection with a Foreclosure (hereinafter defined) and (ii) Manager will not unreasonably withhold, condition or delay its consent to the purchase by an entity other than Lender at a sale by Lender or its nominee subsequent to such Foreclosure (such purchaser, a “Successor Borrower”), provided that in all events the termination right granted in Section 2(b) hereof shall be available to Manager and Successor Borrower. As used in this Agreement, the term “Foreclosure” shall mean any exercise of the remedies available to the Lender or other holder of the Security Instrument(s), upon the occurrence and during the continuance of an Event of Default, which results in a transfer of title to or possession of the Property. The term “Foreclosure” shall include, without limitation: (A) a transfer by judicial or non-judicial foreclosure; (B) a transfer by deed in lieu of foreclosure; (C) the appointment by a court of a receiver to assume possession of the Property; (D) a transfer of either ownership or control of the Assignor, by exercise of a stock pledge or otherwise; (E) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; (F) if Assignor holds title to one or more of the Properties under a lease or ground lease, an assignment of the tenant’s interest in such lease or ground lease; or (G) any similar judicial or non-judicial exercise of the remedies held by the Lender or other holder of the Security Instrument.
               (b) In the event Lender shall succeed to the interests of Assignor (in which event Lender shall be deemed a Successor Borrower) or upon the purchase by a Successor Borrower at a sale by Lender or its nominee subsequent to such Foreclosure, then within sixty (60) days following acquisition of title to the Property by Successor Borrower, either Manager or Successor Borrower may terminate the Management Agreement by giving the other party not less than twenty (20) days’ prior written notice of termination. No termination fees or any other fees or penalties shall be payable in connection with any such termination by Successor Borrower or Manager, and, until such termination, the Management Agreement shall be binding on Successor Borrower and Manager.

          3. Subordination of Management Agreement. The Management Agreement, as the same may hereafter be modified, amended or extended, and all of Manager’s right, title and interest in and to the Property, are and all rights and privileges of Manager to the Management Fee paid thereunder are hereby and shall at all times be subject and subordinate to the Security Instrument and the lien thereof, to all the terms, conditions and provisions of the Security Instrument and to each and every advance made or hereafter made under the Security Instrument, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Security Instrument, the Loan Agreement, the Note and the other Loan Documents and the rights, privileges, and powers of Lender thereunder, so that at all times the Security Instrument shall be and remain a lien on the Property prior and superior to the Management Agreement for all purposes.
          4. Termination. At such time as the Loan is paid in full and the Security Instrument is released or assigned of record, this Agreement and all of Lender’s right, title and interest hereunder with respect to the Management Agreement shall terminate.
          5. Manager Estoppel. Manager represents and warrants that as of the date hereof (a) the Management Agreement is in full force and effect and has not been modified, amended or assigned by Manager other than pursuant to this Agreement, (b) to Manager’s knowledge, Assignor is not in default under any of the terms, covenants or provisions of the Management Agreement and Manager does not know of any event which, but for the passage of time or the giving of notice or both, would constitute an event of default by Assignor under the Management Agreement, (c) Manager has not commenced any action or given or received any written notice for the purpose of terminating the Management Agreement prior to its expiration according to the terms of the Management Agreement, and (d) the Management Fees and all other sums due and payable to the Manager under the Management Agreement have been paid in full. Manager also hereby agrees that upon Lender’s written request and at reasonable intervals, Manager shall execute an estoppel letter stating whether the foregoing statements are correct.
          6. Assignor’s Covenants. Assignor hereby covenants with Lender that during the term of this Agreement: (a) Assignor shall not transfer the responsibility for the management of the Property from Manager to any other person or entity in violation of the terms of the Loan Agreement without prior written notification to Lender and the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned and (b) Assignor shall not terminate or amend any of the terms or provisions of the Management Agreement in violation of the terms of the Loan Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.
          7. Release from Liability. In the event Lender exercises any rights pursuant to this Agreement, Assignor hereby releases Lender and Manager from any liability, costs, damages or other obligations of Lender or Manager to Assignor as a result of such exercise of rights except, with respect to the Lender, to the extent that the same shall arise as the result of the gross negligence or willful misconduct of Lender.
          8. Liability Continued. If a Successor Borrower shall succeed to the interest of “owner” under the Management Agreement, in no event shall Successor Borrower have any liability under the Management Agreement prior to the date Successor Borrower shall succeed to the interest of “owner” under the Management Agreement, nor any liability for claims, offsets or defenses which Manager might have had against Successor Borrower as “owner” under the Management Agreement prior to the date Successor Borrower shall succeed to the interest of “owner” under the Management Agreement.
          9. Attornment by Manager. Assignor and Manager hereby agree that upon conveyance of title to the Property, to the Successor Borrower but subject to the terms and conditions of Section 2(b) of this Agreement, Manager shall attorn to the Successor Borrower and shall continue to perform all of Manager’s obligations under the terms of the Management Agreement with respect to the Property in accordance with the terms of the Management Agreement. Notwithstanding the foregoing, the Manager shall be under no obligation to so attorn unless the Successor Borrower, within twenty (20) days after the effective date of Foreclosure, assumes all of the obligations of the “owner” under the Management Agreement which arise from and after the date of Foreclosure, pursuant to a written assumption agreement which shall be delivered to Manager; provided, however, pursuant to Section 11 hereof and at Lender’s option, Manager and Successor Borrower, as applicable, shall terminate the then-existing Management Agreement and enter into a new management agreement on the same terms and conditions as the then-existing Management Agreement, which shall be effective as of the date that Successor Borrower obtains title to the Property.
          10. Notice and Opportunity to Cure.
               (a) In the event of a default by “owner” in the performance or observance of any of the terms and conditions of the Management Agreement, Manager shall give a duplicate copy (herein referred to as the “First Notice”) of any notice to be delivered to such owner pursuant to the terms of the Management Agreement to Lender in accordance with Section 17 of this Agreement. In addition, in the event that such default is not cured within the applicable cure period under the terms of the Management Agreement, and Manager intends to exercise its remedy of terminating the Management Agreement, Manager shall send a second notice (the “Second Notice”) to Lender, in accordance with Section 17 hereof, stating Manager’s intention to terminate the Management Agreement.
               (b) So long as Assignor is the “owner” under the Management Agreement, unless otherwise required by applicable law, Manager shall forebear from taking any action to terminate the Management Agreement for a period of thirty (30) days after the service of the Second Notice for any monetary event of default, and for an additional period of sixty (60) days after the service of the Second Notice for any non-monetary default which is susceptible to being cured by the Lender and for an additional period of two hundred seventy (270) days after the service of the Second Notice for an event of default of a non-monetary nature which is not susceptible to being cured by the Lender without taking possession of the Property; provided, however, that during such forbearance period, the Lender must be diligently pursuing such cure and its remedies against the Assignor under the Loan Documents.
               (c) if the Successor Borrower has succeeded to the interests of Assignor pursuant to the terms of this Agreement, unless otherwise required by applicable law, Manager shall forebear from taking any action to terminate the Management Agreement for a period often (10) business days after the service of the Second Notice for any monetary event of default or for a period of thirty (30) business days after the service of the Second Notice for any non-monetary default which is susceptible to being cured by the Lender in order to give Lender an opportunity to cure such default; provided, however, that during such forbearance period, the Lender must be diligently acting to cure such default.
               (d) No notice given by Manager to any “owner” under the Management Agreement shall be effective as a notice under the terms of the Management Agreement unless the applicable duplicate notice to Lender which is required under subsection (a) of this Section 10 (either the First Notice or the Second Notice, as the case may be) is given to Lender in accordance with this Agreement. It is understood that any failure by Manager to give such a duplicate notice (either the First Notice or the Second Notice, as the case may be) to Lender shall not be a default by Manager either under this Agreement or under the Management Agreement, but rather shall operate only to void the effectiveness of any such notice by Manager to “owner” under the terms of the Management Agreement.
               (e) In the event of a default by “owner” beyond any notice and cure periods under the Management Agreement, Manager agrees to accept performance by Lender with the same force and effect as if performed by “owner” thereunder, in accordance with the provisions and within the cure periods prescribed in the Management Agreement (except that Lender shall have such additional cure periods, not available to “owner”, as are set forth in subsections (b) and (c) hereof, as applicable).
          11. Lender’s Right to Terminate. Notwithstanding anything contained in the Management Agreement to the contrary, Lender, or Assignor at Lender’s direction pursuant to the Loan Documents, shall have the right to terminate the Management Agreement upon, or at any time after, (a) Manager shall become insolvent or a debtor in a bankruptcy proceeding which results in the entry of a final order for relief or remains undismissed or undischarged for a period of ninety (90) days, (b) an Event of Default has occurred and is continuing, or (d) a material default by Manager has occurred and is continuing under the Management Agreement, by giving Manager thirty (30) days’ prior written notice of such termination, in which event Manager shall resign as manager of the Property effective upon the end of such thirty (30)-day period. Manager agrees not to look to Lender for payment of any fees under the Management Agreement accruing from and after the effective date of such termination. In addition to the foregoing in the event that Lender, in Lender’s reasonable discretion, at any time prior to the termination of this Agreement, determines that the Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Lender may deliver written notice thereof to Assignor and Manager, which notice shall specify with particularity the grounds for Lender’s determination. If Lender reasonably determines that the conditions specified in Lender’s notice are not remedied to Lender’s reasonable satisfaction by Assignor or Manager within thirty (30) days from the date of such notice or that Assignor or Manager have failed to diligently undertake correcting such conditions within such thirty (30) day period, Lender may direct Assignor to terminate the Management Agreement and to replace Manager in accordance with the requirements of the Loan Agreement.
          12. New Management Agreement. Subject to Manager’s right to terminate the Management Agreement pursuant to Section 2(b) hereof, Manager agrees that in the event of a Foreclosure on the Property pursuant to Lender’s rights and remedies under the Loan Documents, upon completion of the Foreclosure, Manager shall, if requested by Lender, Lender’s nominee, or any Successor Borrower, enter into a new management agreement with the Lender, Lender’s nominee or any such Successor Borrower, as applicable, on the same terms and conditions of the then-existing Management Agreement.
          13. Payment of Fees. As further security for the Note, Borrower has executed and delivered the Security Instrument pursuant to which Borrower has assigned to Lender an assignment of leases and rents, assigning to Lender, among other things, all of Assignor’s right, title and interest in and to the Rents. Manager acknowledges disclosure of the aforesaid assignment.
          14. Further Assurances. Manager further agrees to (a) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements contained herein, (b) on reasonable written request from Lender and to the extent required by the Loan Agreement, furnish Lender with copies of such information as Assignor is entitled to under the Management Agreement, and (c) cooperate with Lender’s representative in any inspection of all or any portion of the Property in accordance with the Loan Agreement. Manager hereby acknowledges that some, or all, permits, licenses and authorizations necessary for the use, operation and maintenance of the Property (the “Permits”) may be held by, or on behalf of, the Manager. By executing this Agreement, Manager (x) agrees that it is, or will be, holding or providing all such Permits for the benefit of Assignor and (y) hereby agrees that as security for repayment of the Debt by Borrower in accordance with the Loan Agreement, to the extent permitted by applicable law, Manager hereby grants to Lender a security interest in and to the Permits subject to the terms and conditions of the Loan Documents. Moreover, Manager hereby agrees that, upon the occurrence and during the continuance of an Event of Default, it will continue to hold such Permits for the benefit of Lender. Manager agrees that upon termination of the Management Agreement, Manager shall (to the extent assignable and to the extent permitted by applicable law) assign to Assignor or to the new manager all of Manager’s interest in such Permits at Assignor’s or such new manager’s expense.
          15. Manager Not Entitled to Gross Revenues. Manager acknowledges and agrees that the Rents are encumbered by the lien of the Security Instrument and other Loan Documents in favor of Lender and Manager has no right to, or title in, such monies except as provided in the Management Agreement, or at law or equity. In any bankruptcy, insolvency or similar proceeding the Manager, or any trustee acting on behalf of the Manager, waives any claim to the Rents other than pursuant to the terms and conditions of the Management Agreement or at law or equity.
          16. Governing Law. THE PARTIES AGREE THE STATE OF NEW YORK HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO

CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE FACILITY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, ASSIGNOR AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE FACILITY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.
          17. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as set forth below (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section). This Section 17 shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason. In addition to the foregoing, the Manager, Lender and Assignor may, from time to time, specify to the other party additional notice parties by providing to the other party written notice of the name, address, telephone number and telecopy number of any such additional notice party. Each such additional notice party shall be entitled to receive and/or give any notice required or permitted to be given under this Agreement:

If to Lender:	Bank of America, N.A.
Capital Markets Servicing Group
900 West Trade Street, Suite 650
NCI-026-06-01
Charlotte, North Carolina 28255
Attn: Servicing Manager
Facsimile No.: (704) 317-4501

With a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: James P. Carroll, Esq.
Facsimile No.: (704) 348-5200

If to Borrower:	Bonstores Realty [One][Two], LLC
P.O. Box 2821
York, Pennsylvania 17402
Attention: General Counsel
Facsimile No.: (717) 751-3008

With a copy to:	Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, Pennsylvania 19103
Attention: Henry F. Miller, Esq.
Facsimile No.: (215) 977-2740

If to Manager:	[ ]
[ ]
[ ]
Attention:
Facsimile No.:

With a copy to:	[ ]
[ ]
[ ]
Attention:
Facsimile No.:
          18. No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Assignor, Lender or Manager, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
          19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Manager, Assignor and Lender and their respective successors and assigns forever. Moreover, the term “Lender”, for the purposes of this Agreement, shall be deemed to include any nominee or designee appointed by Lender in connection with any Foreclosure and any Successor Borrower to whom Manager is required to attorn pursuant to Section 9 hereof.

          20. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.
          21. Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
          22. Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
          23. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
          24. No Transfer. Without the consent of Lender, Manager shall not, except as expressly permitted in the Management Agreement or the Loan Agreement, sell, transfer, or assign any of Manager’s interest in the Management Agreement.
          25. Miscellaneous. Wherever pursuant to this Agreement it is provided that Assignor shall pay any costs and expenses, such costs and expenses shall include, but not be limited to, actual reasonable legal fees and disbursements of Lender.
          26. Survival of Agreement. At such time as the Loan is paid in full, this Agreement and all of Lender’s right, title and interest hereunder with respect to the Management Agreement shall terminate. Notwithstanding the foregoing, all provisions contained in this Agreement that pertain to the relationship of the Manager to the Lender or the Lender’s nominee in the event that the Lender or its nominee have succeeded to the interests of the Assignor as “owner” under the Management Agreement, the terms of this Agreement shall survive until such time as the Lender or its nominee is no longer the “owner” under the Management Agreement.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

          IN WITNESS WHEREOF the undersigned have executed this Agreement and Consent as of the date and year first written above.

BORROWER: BONSTORES REALTY [ONE][TWO], LLC a Delaware limited liability company
By:
Name:
Title:

LENDER: [ ]
By:
Name:
Title:

MANAGER: [ ], a [ ]
By:
Name:
Title:

EXHIBIT A
MANAGEMENT AGREEMENT

A-1

Confidential treatment has been requested.
Redacted material has been separately filed with the Commission.
EXHIBIT E
FORM OF FINANCIAL STATEMENTS FOR EBITDA DEFINITION
[***]

Exhibit E-1

Confidential treatment has been requested.
Redacted material has been separately filed with the Commission.
SCHEDULE I
REQUIRED REPAIRS
Schedule Begins on Immediately Following Page
[***]

Sch. I-1

SCHEDULE II
Intentionally Deleted

Sch. II-1

SCHEDULE III
INDIVIDUAL PROPERTIES AND ALLOCATED LOAN AMOUNTS

	Store			Allocated Loan
Division	#	City	State	Amount	Use
Boston	522	Brookfield	WI	$26,349,000.00	Retail
Boston	527	Wauwatosa	WI	$25,952,000.00	Retail
Elder Beerman	128	Zanesville	OH	$4,683,000.00	Retail
Elder Beerman	132	Richmond	IN	$4,841,000.00	Retail
Herberger’s	352	Fargo	ND	$6,984,000.00	Retail
Herberger’s	354	St. Paul	MN	$7,540,000.00	Retail
Younker’s	432	Eau Claire	WI	$6,190,000.00	Retail
Younker’s	438	Muskegon	MI	$7,143,000.00	Retail
Younker’s	457	Green Bay	WI	$11,905,000.00	Retail
Carson Pirie Scott	515	Joliet	IL	$9,127,000.00	Retail
Carson Pirie Scott	556	Aurora	IL	$11,032,000.00	Retail
Carson Pirie Scott	590	Rockford	IL	$8,254,000.00	Distribution Center

Sch. III-1

SCHEDULE 1.01
OPERATING LEASES AND OPERATING LESSEES
1.	Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and Herberger’s Department Stores, LLC, as Operating Lessee, dated as of March 6, 2006.

2.	Master Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and McRae’s, Inc., as Operating Lessee, dated as of March 6, 2006.

3.	Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and McRIL, LLC, as Operating Lessee, dated as of March 6, 2006.

4.	Master Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and Parisian, Inc., as Operating Lessee, dated as of March 6, 2006.

5.	Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and Saks Distribution Centers, Inc., as Operating Lessee, dated as of March 6, 2006.

6.	Master Lease Agreement by and between Bonstores Realty One, LLC, as landlord, and The Elder Beerman Stores Corp., as Operating Lessee, dated as of March 6, 2006.